December 14, 2018

News Release – Investor Update

Parks! America, Inc. Reports Fiscal 2018 Results

•F18 sales and adjusted net income, the 2nd highest in Company history
•Q4 attendance sales increase by 5.6%, to $2,011,074
•F18 attendance sales decrease by 3.9%, to $5,923,132

PINE MOUNTAIN, Georgia, December 14, 2018 – Parks! America, Inc. (OTCPink: PRKA), today announced the results for its fourth fiscal quarter and fiscal year ended September 30, 2018.

Fourth Quarter 2018 Highlights

Total net sales for the fiscal quarter ended September 30, 2018 were $2,063,345, an increase of $158,872, compared to $1,904,473 for the prior year fiscal quarter ended October 1, 2017. Park attendance based net sales increased by $106,601 or 5.6%, and animal sales increased by $52,271.

The Company reported net income of $551,130 for the fiscal quarter ended September 30, 2018 compared to net income of $435,699 for the prior year fiscal quarter ended October 1, 2017, resulting in an increase of $115,431. Excluding the after-tax impact of the write-off of loan fees associated with our debt refinancing in the fourth quarter of fiscal 2018, the Company generated adjusted net income of $634,901, resulting in an increase of $199,202. The increase in adjusted net income during the fourth quarter of the 2018 fiscal year is primarily attributable to an increase in attendance based net sales, an increase in animal sales, lower compensation and interest expenses, and lower income taxes, partially offset by higher cost of sales, and increased insurance and depreciation expenses.

2018 Fiscal Year Highlights

Total net sales for the 2018 fiscal year were $6,046,758, a decrease of $191,506, compared to $6,238,264 in the 2017 fiscal year. Park attendance based net sales decreased by $240,998 or 3.9%, while animal sales increased by $49,492.

The Company reported net income of $1,011,192 for the 2018 fiscal year compared to net income of $1,260,654 for the 2017 fiscal year, resulting in a decrease of $249,462. Net income for the 2018 fiscal year included a $130,532 charge to write-off loan fees as a result of debt prepayments, 2017 fiscal year included $80,000 of one-time legal settlement income. Excluding the after-tax impact of these items in both years, net income would have decreased $107,323, to $1,103,831 in fiscal 2018. The primary drivers for the $107,323 decrease in adjusted net income during the 2018 fiscal year include a decrease in attendance based net sales, increased insurance, compensation, depreciation and advertising expenses, and higher cost of sales, partially offset by a reduction in legal and interest expenses, and lower income taxes.

“The net sales and adjusted net income we generated in our 2018 fiscal year represent the second highest level of achievement in Company history, only surpassed by the records achieved in our 2017 fiscal year”, commented Dale Van Voorhis, Chairman & CEO. “Considering the extraordinary growth rates in sales and adjusted net income we experienced in our 2017 fiscal year and the above average precipitation level heads winds during the first three quarters of our 2018 fiscal year, overall we are very pleased with our fiscal 2018 results of operations. It bears repeating what I have said before, our management teams continue to perform well and deliver a first class customer experience.”

Balance Sheet and Liquidity

The Company had working capital of $2.54 million as of September 30, 2018 compared to working capital of $3.14 million as of October 1, 2017. The Company utilized approximately $1.55 million of cash on-hand to prepay and refinance its term debt during the 2018 fiscal year.

The Company’s debt to equity ratio was 0.20 to 1.0 as of September 30, 2018, compared to 0.46 to 1.0 as of October 1, 2017.

“The refinancing we completed in July 2018 is a positive reflection on our improved financial position”, noted Mr. Van Voorhis. “We used the proceeds of the 2018 Term Loan, in addition to available cash of approximately $1,250,000, to retire the then outstanding principal balance of our previously outstanding term loan. Additionally, in December 2017, we made a $300,000 prepayment toward our prior term loan. The 2018 Term Loan lowers our term loan interest rate by 200 basis points, to 5.0% per annum, while maintaining a strong cash position to support current operations. Compared to our prior term loan, we project aggregate interest expense savings in the range of $850,000 over the combined seven year term of our loan arrangement with Synovus Bank”.

Management Update

On November 28, 2018, our long time COO and board member, James Meikle, passed away. “Our improved operating performance and the strengthening of our financial position over the past several years is in large measure due to the strong efforts of Mr. Meikle,” commented Mr. Van Voorhis. “We want to reiterate our thanks to Mr. Meikle’s family for his remarkable service, insight and leadership and express our deepest condolences to his family and loved ones.”

“We have a strong management team in place, which we believe is well positioned to continue and improve upon the park operations legacy Mr. Meikle instilled,” continued Mr. Van Voorhis.

The following is a brief introduction for each key individual in the Company’s operations leadership team.

Michael D. (“Mike”) Newman was appointed Vice President of Safari Operations of Parks! America on May 1, 2018. Mr. Newman joined the Company in April 2010, and was the General Manager of Wild Animal Safari – Georgia from February 2011 through April 2018. Under Mr. Newman’s leadership, sales at the Company’s Georgia Park have more than doubled. Prior to joining the Company, Mr. Newman, founded and managed Castle Appraisal Service, a residential and commercial real estate appraisal company. Mr. Newman has held various management roles with retail and banking companies. Mr. Newman also has a background in Biology and Animal Husbandry. He is a member of the Exotic Wildlife Association and the First Baptist Church in LaGrange, Georgia. Mr. Newman received a bachelor’s degree in business management from The University of Georgia.

Kylie A. Deese was appointed General Manager of Wild Animal Safari – Georgia on May 1, 2018. Ms. Deese joined the Company in March 2012 and has subsequently held various positions of increasing responsibility, including promotion to Assistant Manager and Head of Animal Care in March 2015. Since joining the Company, Ms. Deese has endeavored to elevate the standard of animal husbandry, as well as furthering her education and knowledge of our industry. Her formal continuing education experiences include Big Cat husbandry classes, an American Zoological Association Primate Workshop at the Columbus Zoo and Wildlife Safe Capture Certification course. Ms. Deese is also a member of American Association of Zookeepers. Prior to joining the company, Ms. Deese held several customer service and management positions in various companies. Ms. Deese has a bachelor’s of science degree in biology from LaGrange College.

John Gamble was appointed General Manager of Wild Animal Safari – Missouri effective March 1, 2018. Mr. Gamble joined the Company in September 2014 and has subsequently held various positions of increasing responsibility, including promotion to Assistant Manager in October 2017. Prior to joining the Company, Mr. Gamble held various mechanical and maintenance positions, primarily with agricultural based companies.

About Parks! America, Inc.

Parks! America, Inc. (OTCPink: PRKA), through its wholly owned subsidiaries, owns and operates two regional theme parks - the Wild Animal Safari theme park in Pine Mountain, Georgia, and the Wild Animal Safari theme park located in Strafford, Missouri.

Additional information, including our Form 10-K for the fiscal year ended September 30, 2018, is available on the Company’s website, http://www.animalsafari.com

Cautionary Note Regarding Forward-Looking Statements

Except for historical information contained herein, this news release contains certain “forward-looking statements” within the meaning of U.S. securities laws. You are cautioned to not place undue reliance on these forward-looking statements; actual results or outcomes could differ materially due to factors including, but not limited to: general market conditions, adverse weather, and industry competition. The Company believes that expectations reflected in forward-looking statements are reasonable, however it can give no assurances that such expectations will be realized and actual results could differ materially. The Company assumes no obligation to update any of these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements, except as required by applicable law. A further description of these risks, uncertainties and other matters can be found in the Company’s annual report and other reports filed from time to time with the Securities and Exchange Commission, including but not limited to the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2018.

Contact:Todd R. White

Chief Financial Officer

(706) 663-8744

todd.white@animalsafari.com

PARKS! AMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
For the Three Months and Year Ended September 30, 2018 and October 1, 2017

	For the three months ended		For the year ended
	September 30, 2018	October 1, 2017	September 30, 2018	October 1, 2017
Net sales	$2,011,074	$1,904,473	$5,923,132	$6,164,130
Sale of animals	52,271	-	123,626	74,134
Total net sales	2,063,345	1,904,473	6,046,758	6,238,264

Cost of sales	225,548	167,742	672,777	607,987
Selling, general and administrative	851,102	854,766	3,205,334	3,081,628
Depreciation and amortization	136,797	117,715	425,647	386,065
(Gain) loss on disposal of operating assets, net	6,949	18,054	32,252	17,745
Income from operations	842,949	746,196	1,710,748	2,144,839

Other income (expense), net	6,412	4,242	20,204	91,373
Write-off of loan fees - prepayment	(118,037)	-	(130,532)	-
Interest expense	(25,815)	(49,439)	(177,828)	(200,258)
Income before income taxes	705,509	700,999	1,422,592	2,035,954

Income tax provision	154,379	265,300	411,400	775,300
Net income	$551,130	$435,699	$1,011,192	$1,260,654

Income per share - basic and diluted	$0.01	$0.01	$0.01	$0.02

Weighted average shares
outstanding (in 000's) - basic and diluted	74,721	74,671	74,707	74,645

PARKS! AMERICA, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURE - ADJUSTED NET INCOME (1)
For the Three Months and Year Ended September 30, 2018 and October 1, 2017

	For the three months ended		For the year ended
	September 30, 2018	October 1, 2017	September 30, 2018	October 1, 2017
Net Income	$551,130	$435,699	$1,011,192	$1,260,654
Write-off of loan fees - prepayment	118,037	-	130,532	-
Tax impact - write-off of loan fees-prepayment	(34,266)	-	(37,893)	-
Other income - settlement income	-	-	-	(80,000)
Tax impact - settlement income	-	-	-	30,500
Adjusted net income	$634,901	$435,699	$1,103,831	$1,211,154

(1) Reconciliation of Non-GAAP Disclosure Item - Adjusted Net Income

Adjusted net income for the three months and year ended September 30, 2018, excludes the write-off of loan fees associated with the prepayment of our 2013 Refinancing term loan. Adjusted net income for the year ended October 1, 2017 excludes income from a legal settlement. Given the one-time nature of these items, management believes excluding them from adjusted net income provides a better indication of year-over-year operating performance.

PARKS! AMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
As of September 30, 2018 and October 1, 2017

	September 30, 2018	October 1, 2017
ASSETS
Cash	$2,674,260	$3,204,043
Inventory	240,004	157,320
Prepaid expenses	131,856	309,626
Total current assets	3,046,120	3,670,989

Property and equipment, net	6,614,835	6,464,850
Intangible assets, net	1,400	2,200
Deferred tax asset	-	160,355
Other assets	12,050	9,199
Total assets	$9,674,405	$10,307,593

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Accounts payable	$92,237	$137,717
Other current liabilities	219,443	281,155
Current portion of long-term debt, net	195,198	111,496
Total current liabilities	506,878	530,368

Long-term debt, net	1,358,027	2,990,417
Total liabilities	1,864,905	3,520,785

Stockholders’ equity
Common stock	74,721	74,671
Capital in excess of par	4,837,116	4,825,666
Treasury stock	(3,250)	(3,250)
Retained earnings	2,900,913	1,889,721
Total stockholders’ equity	7,809,500	6,786,808
Total liabilities and stockholders’ equity	$9,674,405	$10,307,593